Exhibit 99.2

A Combination of the Top Two Commercial Lenders

Creating the 1st & Only Super Regional Korean-American Bank in the U.S.

A STRATEGIC MERGER OF EQUALS

Customer Q&A

Q:  Why is this merger being done?

The combination of Wilshire and BBCN will create the first and only super regional Korean-American bank.  We expect the combination will help us grow the franchise more profitably in the future, which will ultimately create benefits for our customers, employees and shareholders.

Q:  When will the merger be completed?

The merger requires the approval of our regulators and the shareholders of both companies.  We expect the merger to be completed sometime mid-2016.

Q:  Why are you changing the name of the combined company?

This strategic merger is about creating the first and only super regional Korean-American bank. It is our goal to capitalize on this unique opportunity to create a new brand and corporate culture commensurate with our heightened stature.

Q:  When can I start using BBCN’s branches and ATMs?

After the merger is completed, it will take several more months for the full systems integration.  We will notify you when customers may start using the additional branches and ATMs.

Q:  Will any branches be closed?

Our goal is to enhance our customers’ overall accessibility to the Bank. At this point, we expect that a few branches might be consolidated due to their close proximity to another branch. Decisions about which branches might close will be made in the months prior to the completion of the merger. We will provide notice well in advance of any branch consolidations and direct customers to other locations nearby that may be used instead.

Q:  Will any of my accounts be affected?

No.  We expect all of your accounts will remain unchanged. If there are any changes affecting your account, we will provide notice in advance.

Q:  Who should I contact if I have additional questions?

Please visit any of our branches, or you may call us at (213) 427-2471 during business hours with additional questions.